Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
CEO Approval _________

For Further Information Contact:
Stuart L. Uselton
Vice President
Treasurer
704-940-7832
CATO REPORTS 4Q EPS UP 42%
FULL YEAR EPS UP 27%
Provides 2006 Outlook

Charlotte, NC (March 14, 2006) — The Cato Corporation (NYSE: CTR) today reported net income for the fourth quarter and year ended January 28, 2006. For the fourth quarter 2005, net income was $11.6 million or $.37 per diluted share. Fourth quarter 2005 net income increased 44% and earnings per diluted share increased 42% versus fourth quarter 2004. Full year 2005 net income was $44.8 million or $1.41 per diluted share. Full year 2005 net income increased 29% and earnings per diluted share increased 27% versus 2004.
Sales for the fourth quarter were $220.5 million, as compared to sales of $207.9 million for the fourth quarter last year. Total sales for the fourth quarter increased 6% and comparable store sales increased 2%. Sales for the year were $821.6 million as compared to 2004 sales of $773.8 million. For the year, total sales increased 6% and comparable store sales increased 1%.
“The increase in our 2005 results was primarily driven by better margins,” said John Cato, Chairman, President and Chief Executive Officer. “In 2006 we will continue to grow our business by executing our long term strategies of improving the merchandise and customer service, strengthening the infrastructure, and expanding the store base.”
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

2005 HIGHLIGHTS
For 2005, gross margin increased 180 basis points to 33.4% of sales; selling, general and administrative expenses increased 50 basis points to 24.7% of sales primarily due to increased incentive compensation; and net income increased to 5.5% of sales.
During 2005, the Company:
•	Returned $15.9 million in dividends to shareholders. The Company’s annualized dividend of $.52 per share increased 11% in 2005, representing a yield of approximately 2.5% at the current share price;

•	Repaid a $30 million term loan two and a half years early and ended the year with over $107 million in cash and short term investments; and

•	Continued its geographic expansion by opening 82 stores and relocating 16 stores. The Company closed 15 stores.
2006 OUTLOOK
The Company estimates comparable store sales to be in the range of flat to up 2% for the full year 2006 and the first quarter. The Company estimates 2006 net income to be in the range of $46.4 to $49.3 million, an increase of 4% to 10%, and 2006 earnings per diluted share to be in the range of $1.46 to $1.55, an increase of 4% to 10%. The Company is projecting first quarter net income in the range of $17.6 to $18.4 million, a 4% decrease to flat to 2005, and earnings per diluted share to be in the range of $.55 to $.58, a 5% decrease to flat to 2005.
•	The Company expects to open 90 new stores during the year. The Company’s estimate reflects the impact of closing 10 stores by year-end. At this time, two stores have been closed, but no other stores have been identified for closure.

•	Capital expenditures are projected to be $45 million, including $15 million for store development and $27 million for technology. Expected technology investments include the completion of the point of sale system begun in 2005 and other store improvements.

•	Depreciation is expected to be $22.2 million for the year.

•	The effective tax rate is expected to be 36.5%.
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions: “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of January 28, 2006, the Company operated 1,244 stores in 31 states, compared to 1,177 stores in 29 states as of January 29, 2005. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for fiscal 2006 and the first quarter of 2006, including various components of net income, comparable store sales, expected capital expenditures, and store openings and closings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JANUARY 28, 2006 AND JANUARY 29, 2005
(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended
	January 28,	%	January 29,	%	January 28,	%	January 29,	%
	2006	Sales	2005	Sales	2006	Sales	2005	Sales
REVENUES
Retail sales	$220,497	100.0%	$207,937	100.0%	$821,639	100.0%	$773,809	100.0%
Other income (principally finance, late fees and layaway charges)	3,639	1.6%	4,068	2.0%	14,742	1.8%	15,795	2.0%

Total revenues	224,136	101.6%	212,005	102.0%	836,381	101.8%	789,604	102.0%

GROSS MARGIN (Memo)	70,271	31.9%	63,244	30.4%	274,684	33.4%	244,893	31.6%

COSTS AND EXPENSES, NET
Cost of goods sold	150,226	68.1%	144,693	69.6%	546,955	66.6%	528,916	68.4%
Selling, general and administrative	51,828	23.5%	50,100	24.1%	203,156	24.7%	187,618	24.2%
Depreciation	5,118	2.3%	5,187	2.5%	20,275	2.5%	20,397	2.6%
Interest expense	10	0.0%	205	0.1%	183	0.0%	717	0.1%
Interest and other income	(1,316)	-0.6%	(901)	-0.4%	(4,563)	-0.6%	(2,739)	-0.4%

Cost and expenses, net	205,866	93.3%	199,284	95.9%	766,006	93.2%	734,909	94.9%

Income Before Income Taxes	18,270	8.3%	12,721	6.1%	70,375	8.6%	54,695	7.1%

Income Tax Expense	6,632	3.0%	4,618	2.2%	25,546	3.1%	19,854	2.6%

Net Income	$11,638	5.3%	$8,103	3.9%	$44,829	5.5%	$34,841	4.5%

Basic Earnings Per Share	$0.37		$0.26		$1.44		$1.13

Basic Weighted Average Shares	31,049,631		31,008,396		31,117,214		30,876,393

Diluted Earnings Per Share	$0.37		$0.26		$1.41		$1.11

Diluted Weighted Average Shares	31,708,829		31,681,293		31,789,887		31,478,061

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 28,	January 29,
	2006	2005
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$21,734	$18,640
Short-term investments	86,085	88,588
Accounts receivable — net	49,644	50,889
Merchandise inventories	103,370	100,538
Other current assets	10,844	7,767

Total Current Assets	271,677	266,422

Property and Equipment — net	124,104	117,590

Other Assets	10,855	10,122

TOTAL	$406,636	$394,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$132,563	$132,631

Noncurrent Liabilities	34,125	34,328

Long Term Debt	0	16,000

Stockholders’ Equity	239,948	211,175

TOTAL	$406,636	$394,134

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